EXHIBIT 99.1

TECHLABS ANNOUNCES COMMENCEMENT OF OPERATIONS FOR ITS FIRST ANTI-AGING CENTER IN FLORIDA

KNOXVILLE, Tenn., Dec. 2, 2004 /PRNewswire-FirstCall/ -- TechLabs, Inc. (OTC Bulletin Board: TELA) announced today that it had opened its first anti-aging facility in South Florida. Additionally, the Company announced it would not go forward with the acquisition of the Florida Fountain of Youth, Inc. due to unresolved items encountered during the due diligence process.

The Siren Fountain of Youth Spa is a 3,000-s.f. anti-aging day spa located on the St. Lucie River in Stuart, Florida. The facility specializes in hormone replacement therapies, electro-magnetic therapy, and sexual enhancement therapies under medical supervision. Additionally, the center's facility has a complete cosmetic and therapeutic day spa specializing in the Skin Fitness line of products.

Previously, TechLabs announced that as part of the adoption of a new business plan and growth strategy, its Board of Directors approved changing the corporate name to Siren International Corp. The company will provide supplemental information regarding the name change closer to the effective date of the name change, including the new ticker symbol and CUSIP number. Until the name change is effective, TechLabs' common stock will continue to trade under the current symbol.

About TechLabs

TechLabs is a developer of emerging businesses. While the Company may continue to operate certain of its current business units, its primary focus will be centered on exploring opportunities in the leisure, health and nutritional spa business and micro-resort segment of the hospitality industry.

This press release contains forward-looking statements, some of which may relate to TechLabs, Inc. and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in TechLabs, Inc.'s filings with the Securities and Exchange Commission.